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                                                                    EXHIBIT 99.1

                 KENT ELECTRONICS SELLS CONTRACT MANUFACTURING
                           DIVISION FOR $225 MILLION

           - Cash Proceeds to Fund Expansion of Datacomm Business -
- Pre-Tax Gain on Transaction of $30-40 Million to be Recognized in Third Fiscal
                         Quarter (ending 12/30/2000) -
- Fiscal Second Quarter Earnings Expected to Match Analyst Consensus Estimate-
 - Full Year Fiscal 2001 EPS, Excluding Transaction Gain, Should Exceed $1.30,
                          Despite K*TEC Divestiture -

Houston, Texas, October 10, 2000 - Kent Electronics Corporation (NYSE:KNT) announced that it has sold K*TEC Electronics, its contract manufacturing division to Thayer-Blum Funding II LLC for $225 million, consisting of $175 million in cash and a $50 million senior secured note maturing on March 10, 2001. This is a minimum purchase price, subject to a post-closing adjustment based upon K*TEC's book value as of October 7, 2000. The transaction provides Kent with substantial resources to expand its rapidly growing networking business, Kent Datacomm, as well as to further strengthen Kent Components' leadership position as a distributor of specialty electronic components.

Commenting on the transaction, Larry Olson, President and Chief Executive Officer, said, "We have taken this opportunity to realize the value that has been created by K*TEC's successful restructuring. By deploying the transaction proceeds to selectively build our networking services offerings and our specialty distribution business, we believe Kent is positioned to continue its company-wide revenue growth plan while significantly increasing returns on assets and capital employed."

K*TEC had revenues of $251 million in fiscal 2000 and revenues of $85 million for the first quarter of fiscal 2001 ended July 1, 2000. The transaction closed October 10, 2000.

"With this divestiture," Mr. Olson said, "Kent is firmly focused on building its footprint in networking products and services. Kent Datacomm posted 100% year-over-year revenue growth in fiscal 2000, almost twice that of our overall corporate revenue growth rate for the period. Our objectives are to expand geographically as well as by acquiring operating expertise in the areas of IP Telephony, Bandwidth

Provisioning and Application Services, which we have identified as complementary to Kent Datacomm's current offerings." Mr. Olson added, "This transaction also provides our Components business with the resources necessary to capitalize on the growth opportunities presented by this robust market."

Post Divestiture Financial Perspective
--------------------------------------
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Excluding the effect of any potential acquisitions, Kent's two core businesses, networking and specialty component distribution are expected to contribute approximately 45% and 55%, respectively, to company-wide revenues in the second half of fiscal 2001.

The Company's gross margin is expected to increase by 15% to 20% from historically reported percentages that include K*TEC, benefiting from a combination of value-added services, product mix and pricing that could not be achieved in the more commodity-type contract manufacturing business. SG&A expenses are anticipated to remain relatively constant with first half levels (inclusive of K*TEC SG&A expenses), but to increase to a range of 14% to 15% of revenues, primarily reflecting the lower revenue base.

Pro forma quarterly financials for fiscal 2000 and the first fiscal quarter of fiscal 2001 will be available on the Company's web site, www.kentelec.com, no
                                                         ----------------
later than October 24, 2000.

Fiscal Second Quarter/Full-Year Outlook
---------------------------------------

Kent Electronics will report fiscal 2001 second quarter earnings on October 24, 2000. Revenues for the quarter, including K*TEC, should approximate $340 million to $350million, and net earnings from both continuing and discontinued operations are expected to match the analyst consensus estimate of $0.32 per share.

A pre-tax gain on the sale of K*TEC approximating $30 million to $40 million will be included in fiscal third quarter results. Exclusive of this gain and of K*TEC's second half earnings contribution, the Company expects fiscal year 2001 net earnings per share to exceed $1.30, reflecting revenue growth, gross margin expansion and increased interest income.

"We believe that Kent's business profile will change significantly as a result of this transaction," Mr. Olson noted. "The Company will place greater emphasis on its rapidly-growing Datacomm division, while eliminating the cyclicality and channel conflicts associated with its contract manufacturing operation. This should provide us with the greater visibility and flexibility we need to respond effectively to changing market conditions."

The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, including the above-mentioned range of estimated revenues, gross margin increase, SG&A expenses as a percentage of revenues and earnings per diluted share, to differ materially from those expressed in the forward-looking statements. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management's expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release, include, but are not limited to, the risks relating to forward-looking statements discussed in the Company's Annual Report on Form 10-K for the fiscal year ended April 1, 2000, including, but not limited to, the risks discussed under the captions "Cycles in the Electronics Industry; General Economic
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Conditions," "Management of Growth," "Competition," "Risks Associated with
Acquisitions" and "Dependence on Significant Suppliers."

Kent Electronics is among the largest publicly traded specialty electronics distributors and network integrators. Kent Components provides distribution and value-added services with a focus on interconnect, passive and electromechanical components. Kent Datacomm provides complete end-to-end networking solutions, including design, consulting, source selection, product configuration and installation, and warranty and technical support.

CONTACT:
Kent Electronics Corporation
Stephen J. Chapko
Executive Vice President & CFO
281-243-4000

Morgen-Walke Associates
Robert P. Jones/Theresa Vogt
Media: Robert Ingram/Amy Sikorski
212-850-5600